EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC.
REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2004

  Earnings Per Share of $0.73
  Company Owned Retail Business Registered Comparable Store Sales Increase of 13%
  Jones New York Signature Continues to Gain Positive Momentum
  Repurchases of $34.5 Million in Common Stock
  Increases 2004 Full Year Earnings Per Share Guidance to Range of $2.68 - $2.80
  Declares Regular Quarterly Cash Dividend of $0.08 Per Share

NEW YORK, NEW YORK - April 27, 2004 - Jones Apparel Group, Inc. (NYSE:JNY) today reported results for the first quarter ended April 3, 2004. Revenues totaled $1.218 billion versus $1.234 billion for the first quarter of 2003. Earnings per share were $0.73 for the first quarter of 2004, as compared to $0.90 for the first quarter of 2003.

Peter Boneparth, Chief Executive Officer, stated, "We were very pleased with our first quarter financial results, as we achieved better than anticipated performance in all segments of our business. Our wholesale shipments were quite strong, and our company owned retail business registered a comparable store sales increase of 13%."

Mr. Boneparth continued, "The consumer shift toward more structured and career oriented dressing aligns well with our strengths, and we are fulfilling that consumer trend. Our diversified portfolio of highly recognizable brands capitalized on the improved economic landscape that was evidenced by increased consumer spending and stronger retail sales versus a year ago. The newly launched Jones New York Signature brand is achieving excellent sell-throughs at retail and our Jones New York Collection business is continuing to outperform in the career category. The repositioned Nine West apparel line is also experiencing good success, primarily attributable to the styling and fit changes that we have instituted. Our moderate apparel brands, including Gloria Vanderbilt, Bandolino and Nine & Company, along with our l.e.i. and Energie junior brands, were some of the best performers in the channel. Regarding wholesale footwear and accessories, the Nine West and Bandolino footwear brands generated very good sell throughs, and we were very pleased with the performance of our handbag and costume jewelry businesses. Our retail business also performed exceptionally well, as we delivered on our various initiatives, including the updating of store visuals, exclusive product designs and improved customer service. Collectively, these initiatives are integral to our goal of enhancing the consumer's overall shopping experience within our stores."

Wesley Card, Chief Operating and Financial Officer, commented, "Our operating profit margin for the quarter was 13.3%, compared to 16.9% in the prior year. As previously announced, this planned decrease incorporates the negative effects of exiting the Lauren by Ralph Lauren business (previously licensed from the Polo Ralph Lauren Corporation), the non-cash purchase accounting effect related to the Kasper acquisition, and the non-cash write-off of financing fees and original issue bond discount resulting from the redemption of our convertible debentures during the quarter."

Mr. Card added, "Our inventory levels at the end of the first quarter were $570.0 million, compared to $531.9 million at the end of the prior year period. Exclusive of Kasper inventory added as a result of its acquisition in December 2003, inventory at the end of the first quarter totaled $523.0 million, a 1.7% decrease from the year-earlier period. Our accounts receivable balance at the end of the first quarter was $638.5 million, decreasing $84.4 million, or 11.7%, versus the prior year. When excluding Kasper, accounts receivable decreased $142.1 million, or 19.7%. We ended the quarter with $872.4 million of funded debt and, net of $31.9 million cash on hand, our debt to book capitalization ratio was 24.3%. During the quarter, the Company repurchased approximately 1 million shares of common stock in the open market at an aggregate cost of $34.5 million, or $34.42 per share."

"Regarding our expectations for 2004, we are increasing our projected revenue range of $4.415 to $4.435 billion to a range of $4.460 to $4.485 billion. Concurrently, we are increasing our projected 2004 earnings per share range of $2.50 to $2.75 to a range of $2.68 to $2.80. The increase in earnings guidance incorporates our excellent first quarter performance, in addition to our improving comfort level with the retail landscape and its potential impact on our business. Our projected full year 2004 operating margins are now forecast in a range of 13.0% to 13.7%. We are maintaining our second quarter earnings per share forecast in a range of $0.55 to $0.60," continued Mr. Card.

- continued -

Additionally, the Company's Board of Directors has declared a regular quarterly cash dividend of $0.08 per share to all common stockholders of record as of May 7, 2004 for payment on May 21, 2004.

The Company will host a conference call with management to discuss these results and its outlook for 2004 at 8:30 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(Unaudited)

All amounts in millions except per share data

                                                              FIRST QUARTER
                                                  -----------------------------------
                                                        2004               2003
                                                  ----------------   ----------------
Net sales                                         $1,205.0   98.9%   $1,226.7   99.4%
Licensing income (net)                                13.1    1.1%        7.5    0.6%
                                                  --------  ------   --------  ------
Total revenues                                     1,218.1  100.0%    1,234.2  100.0%

Cost of goods sold                                   756.5   62.1%      752.8   61.0%
                                                  --------  ------   --------  ------
Gross profit                                         461.6   37.9%      481.4   39.0%
SG&A expenses                                        299.7   24.6%      272.4   22.1%
                                                  --------  ------   --------  ------
Income from operations                               161.9   13.3%      209.0   16.9%
Net interest expense and financing costs              11.7    1.0%       14.1    1.1%
Equity in earnings of unconsolidated affiliates        0.8    0.1%        0.6    0.0%
                                                  --------  ------   --------  ------
Income before taxes                                  151.0   12.4%      195.5   15.8%
Provision for income taxes                            56.6    4.6%       73.7    6.0%
                                                  --------  ------   --------  ------
Net income                                        $   94.4    7.7%   $  121.8    9.9%
                                                  ========  ======   ========  ======

Shares outstanding - diluted                         130.1              137.4
Earnings per share - diluted                         $0.73              $0.90

Percentages may not add due to rounding.

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION
(Unaudited)

all amounts in millions

                                        Wholesale  Wholesale    Wholesale
                                           Better   Moderate   Footwear &                 Other &
                                          Apparel    Apparel  Accessories    Retail  Eliminations  Consolidated
                                        -----------------------------------------------------------------------

For the fiscal quarter ended April 3, 2004
  Revenues from external customers         $409.1     $395.3       $230.8    $169.8         $13.1      $1,218.1
  Intersegment revenues                      41.3        2.0         19.0         -         (62.3)            -
                                        -----------------------------------------------------------------------
    Total revenues                          450.4      397.3        249.8     169.8         (49.2)      1,218.1
                                        -----------------------------------------------------------------------

  Segment income                            $56.0      $60.6        $49.6      $7.7        $(12.0)        161.9
                                        =========================================================
                                             12.4%      15.3%        19.9%      4.5%                       13.3%

  Net interest expense                                                                                    (11.7)
  Equity in earnings of unconsolidated affiliates                                                           0.8
                                                                                                        -------
    Income before provision for income taxes                                                             $151.0
                                                                                                        =======

For the fiscal quarter ended April 5, 2003
  Revenues from external customers         $445.1     $412.3       $229.0    $140.3          $7.5      $1,234.2
  Intersegment revenues                      26.5        1.4         16.1         -         (44.0)            -
                                        -----------------------------------------------------------------------
    Total revenues                          471.6      413.7        245.1     140.3         (36.5)      1,234.2
                                        -----------------------------------------------------------------------

  Segment income                           $101.5      $73.7        $47.0     $(4.8)        $(8.4)        209.0
                                        =========================================================
                                             21.5%      17.8%        19.2%     (3.4)%                      16.9%

  Net interest expense                                                                                    (14.1)
  Equity in earnings of unconsolidated affiliates                                                           0.6
                                                                                                        -------
    Income before provision for income taxes                                                             $195.5
                                                                                                        =======

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

all amounts in millions

                                                           April 3,         April 5,
                                                              2004             2003
                                                     -------------    -------------
ASSETS
CURRENT:
  Cash and cash equivalents                                  $31.9            $95.1
  Accounts receivable, net of allowances
    of $54.3 and $54.1 for doubtful
    accounts, discounts, returns and
    co-op advertising                                        638.5            722.8
  Inventories                                                570.0            531.9
  Deferred taxes                                              75.7             73.9
  Other current assets                                        46.7             42.7
                                                        ----------       ----------
    TOTAL CURRENT ASSETS                                   1,362.8          1,466.4

Property, plant and equipment, at cost,
  less accumulated depreciation and
  amortization                                               266.1            256.6
Goodwill                                                   1,637.0          1,541.3
Other intangibles, less accumulated amortization             758.3            674.1
Other assets                                                  51.5             61.7
                                                        ----------       ----------
                                                          $4,075.7         $4,000.1
                                                        ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings                                     $295.5            $   -
  Current portion of long-term
    debt and capital lease obligations                       180.7              7.2
  Accounts payable                                           213.6            208.2
  Income taxes payable                                        62.4             81.5
  Accrued expenses and other current liabilities             128.4            148.2
                                                        ----------       ----------
    TOTAL CURRENT LIABILITIES                                880.6            445.1
                                                        ----------       ----------

NONCURRENT LIABILITIES:
  Long-term debt and obligation under capital leases         396.2            998.4
  Deferred taxes                                             126.6            100.0
  Other                                                       58.6             53.1
                                                        ----------       ----------
    TOTAL NONCURRENT LIABILITIES                             581.4          1,151.5
                                                        ----------       ----------
    TOTAL LIABILITIES                                      1,462.0          1,596.6
                                                        ----------       ----------

STOCKHOLDERS' EQUITY                                       2,613.7          2,403.5
                                                        ----------       ----------
                                                          $4,075.7         $4,000.1
                                                        ==========       ==========

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

all amounts in millions

                                                           Fiscal Quarter Ended
                                                       ----------------------------
                                                             April 3,       April 5,
                                                                2004           2003
                                                       -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $94.4         $121.8
                                                          ----------     ----------
  Adjustments to reconcile net income to net cash
    used in operating activities, net of acquisitions:
      Amortization of original issue discount                    1.3            3.7
      Depreciation and other amortization                       27.9           18.9
      Provision for losses on accounts receivable               (0.2)           1.1
      Deferred taxes                                             9.3           11.5
      Loss on redemption of Zero Coupon
        Convertible Senior Notes                                 8.4              -
      Other                                                     (0.2)          (0.3)
      Changes in operating assets and liabilities:
        Accounts receivable                                   (253.0)        (334.0)
        Inventories                                             21.6           (1.6)
        Prepaid expenses and other current assets                2.2           (7.4)
        Other assets                                            (3.2)           5.1
        Accounts payable                                       (24.2)         (22.3)
        Income taxes payable                                    50.1           53.5
        Accrued expenses and other liabilities                 (17.7)         (17.8)
                                                          ----------     ----------
        Total adjustments                                     (177.7)        (289.6)
                                                          ----------     ----------
  Net cash used in operating activities                        (83.3)        (167.8)
                                                          ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                         (13.5)         (12.4)
  Payments relating to acquisitions                            (37.8)          (0.1)
  Proceeds from sales of property, plant and equipment             -           24.6
  Other                                                            -            0.2
                                                          ----------     ----------
  Net cash used in investing activities                        (51.3)          12.3
                                                          ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under various credit facilities               295.5              -
  Repayment of long-term debt                                      -           (7.4)
  Redemption of Zero Coupon Convertible Senior Notes          (446.6)             -
  Principal payments on capitalized leases                      (1.5)          (1.1)
  Purchases of treasury stock                                  (41.1)         (27.7)
  Dividends paid                                               (10.1)             -
  Proceeds from exercise of employee stock options              20.3            3.1
                                                          ----------     ----------
  Net cash used in financing activities                       (183.5)         (33.1)
                                                          ----------     ----------

EFFECT OF EXCHANGE RATES ON CASH                                   -            0.4
                                                          ----------     ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                     (318.1)        (188.2)
CASH AND CASH EQUIVALENTS, beginning of period                 350.0          283.3
                                                          ----------     ----------
CASH AND CASH EQUIVALENTS, end of period                       $31.9          $95.1
                                                          ==========     ==========